Innopump, Inc. d/b/a/ Versadial
305 Madison Avenue, Suite 4510
New York, NY 10165

September 18, 2007

Gerhard Brugger
Schongauerstrasse 10
87616 Marktoberdorf Germany

Re: Amended and Restated License Agreement – Royalty and Consulting Payments

Dear Gerry:

Reference is hereby made to that certain Sub-License Agreement ("Sub-License") dated May 25, 2005 (effective June 1, 2005) between Sea Change Group, LLC ("Sea Change") and Innopump, Inc. ("Innopump") whereby Innopump acquired the rights of, and agreed to perform the obligations of, Sea Change under the Amended and Restated License Agreement dated January 1, 2003 between you, Gerhard Brugger, (as assignee of Anton Brugger) and Sea Change ("License Agreement"). This letter shall confirm our recent discussions and agreement in connection with certain payments and responsibilities thereunder.

I. As of June 30, 2007, Innopump owed the following payments aggregating $432,119.72 under the License Agreement, which were the only outstanding amounts due under the License Agreement (collectively the "June 30 Obligations"):

A. **Net Royalties** of $432,119.72;
These royalties consist of the following:

Min. Royalty	2005	$50,000.00
Min. Royalty	2006	$300,000.00
Min. Royalty	2007 first 6 months	$200,000.00
Less Royalties on shipments actually paid		$(117,880.28)
Balance Due		$432,119.72

B. **Technical consulting payments** $-0- All payments were current.

AG.

II. You, Gerhard Brugger, and Innopump have agreed that Innopump is not in default under the License Agreement and Sublicense; and the June 30 Obligations may be paid as provided below so long as:

A. so long as all royalty payments accruing on actual sales after June 30, 2007 are paid when due and the balance, if any, of minimum royalties accruing under the License Agreement (after crediting actual royalties paid) between July 1, 2007 and June 30, 2008 are either brought current and paid no later than June 30, 2008 or we have entered into a written agreement prior to that date providing for an alternate payment schedule; and

B. The technical consultant payments, which are current, are paid timely each month.

III. Subject to the foregoing, the June 30 Obligations may be paid as follows:

A. Innopump shall promptly deliver 5% of any proceeds received from a capital raise between $1 million and $2 million and 10% of everything over $2 million in proceeds until the entire amount of the June 30 Obligations are paid in full.

B. In calculating the proceeds of a capital raise, (i) any bridge loans raised prior to completion of a capital raise and to be and actually paid out of the capital raise, and (ii) any debt of Innopump converted into the capital raise shall not be deemed to be proceeds.

C. Innopump shall have the right to pre-pay any of the June 30 Obligations at any time without premium or penalty.

D. If the June 30 Obligations are not fully paid prior to June 30, 2008, then the parties agree to, in good faith negotiations, negotiate a further arrangement to fully repay any such balance based on cash flow projections prior to June 30, 2008.

IV. All other terms and conditions of the License Agreement and Sub-license are hereby confirmed and remain in full force and effect.

If the foregoing correctly sets forth our agreement, kindly sign and return the enclosed copy of this letter and it shall therefore become a binding agreement between us.

Very truly yours,

B.G.

Innopump, Inc.

By: ______________________
Geoffrey Donaldson
CEO

AGREED AND ACCEPTED:

____
Gerhard Brugger